Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
CORPUS CHRISTI DIVISION

In Re:	§
	§	Case No. 09-20644
EDGE PETROLEUM CORP., et al.,	§	Jointly Administered
	§	Chapter 11
Debtors.	§

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER CONFIRMING THE
DEBTORS’ FIRST AMENDED JOINT PLAN OF REORGANIZATION
(Docket No. 224)

The above-captioned debtors and debtors in possession (the “Debtors”) having:1

(a)                                  on October 1, 2009 (the “Petition Date”), commenced the above-captioned chapter 11 cases (collectively, the “Chapter 11 Cases”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”);

(b)                                 continued to operate their businesses and manage their property as debtors in possession pursuant to Bankruptcy Code sections 1107(a) and 1108;

(c)                                  filed, on October 1, 2009, the Debtors’ Joint Plan of Reorganization and the Disclosure Statement for the Debtors’ Proposed Joint Plan of Reorganization, which plan and related documents were subsequently amended;

(d)                                 filed, on October 1, 2009, the Bidding Procedures and Sale Motion;

(e)                                  filed, on November 9, 2009, the Plan and the First Amended Disclosure Statement for the Debtors Proposed Joint Plan of Reorganization (the “Disclosure Statement”);

(f)                                    distributed solicitation materials beginning on or about November 17, 2009, consistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedures

1  Unless otherwise noted, capitalized terms not defined in the Findings of Fact, Conclusions of Law, and Order Confirming the Debtors First Amended Joint Plan of Reorganization (the “Confirmation and Sale Order”), shall have the meanings ascribed to them in Debtors’ First Amended Joint Plan of Reorganization (Docket No. 224) (as same may have been subsequently modified, supplemented, and amended, the “Plan”).  The rules of interpretation set forth in section 1.03 of the Plan shall apply to the Confirmation and Sale Order.

(the “Bankruptcy Rules”), and the Order (I) Approving Disclosure Statement, (II) Determining Dates, Procedures and Forms Applicable to Solicitation Process, (III) Establishing Vote Tabulation Procedures, and (IV) Establishing Objection Deadline and Scheduling Hearing to Consider Confirmation of Plan entered on November 10, 2009 (Docket No. 231) (the “Solicitation Procedures Order”);

(g)                                 published notice of the Confirmation Hearing (the “Confirmation Hearing Notice”) in The Wall Street Journal, consistent with the Solicitation Procedures Order, as evidenced by the Affidavit of Publication in The Wall Street Journal of Erin Ostenson on November 17, 2009 (Docket No. 256) (the “Ostenson Affidavit”);

(h)                                 filed, on November 24, 2009, the various documents comprising the Plan Supplement (Docket No. 338) (together with all updates, amendments and  modifications, the “Plan Supplement”);

(i)                                     conducted, on December 7, 2009, an auction for the assets of the equity of certain of the reorganized subsidiaries or substantially all of the assets of such subsidiaries;

(j)                                     determined that the Prevailing Bid (as defined in the Bidding Procedures) submitted at the auction conducted on December 7, 2009 (the “Auction”), was made by Mariner Energy, Inc. (“Mariner”) and that Mariner is therefore the Purchaser under the Plan;

(k)                                  filed, on December 10, 2009, the Certification of Patrick J. Ivie with Respect to the Tabulation of Votes on the First Amended Joint Plan of Reorganization (docket No. 331) (the “Ivie Affidavit”), detailing the results of the Plan voting process;

(l)                                     filed, on December 10, 2009, the Debtors’ Plan Confirmation Brief; and

(m)                               filed on December 10, 2009, the Affidavit of Graham Whaling in Support of Sale Process.

This Bankruptcy Court having:

(1)                                  entered the Bidding Procedures Order on October 5, 2009;

(2)                                  approved the Bidding Procedures and set December 11, 2009 at 10:00 a.m., prevailing Central time, as the date and time for the commencement of the hearing to consider the proposed sale of the Equity Interests in the Reorganized Subsidiaries (the “Sale Hearing”);

(3)                                  set December 7, 2009 at 10:00 a.m., prevailing Central time, as the date and time for the commencement of the Auction;

(4)                                  entered the Solicitation Procedures Order on November 10, 2009;

(5)                                  set December 11, 2009 at 10:00 a.m., prevailing Central time, as the date and time for the commencement of the Confirmation Hearing pursuant to Bankruptcy Rules 3017 and 3018 and Bankruptcy Code sections 1126, 1128, and 1129;

(6)                                  reviewed the Plan, Disclosure Statement, the Plan Supplement, the Plan Confirmation Brief, the Ivie Affidavit, and all filed pleadings, exhibits, statements, and comments regarding Confirmation, including all objections, statements, and reservations of rights;

(7)                                  heard the statements, arguments, and objections made by counsel in respect of Confirmation;

(8)                                  considered all oral representations, testimony, documents, filings, and other evidence regarding Confirmation;

(9)                                  overruled any and all objections to the Plan and Confirmation thereof and all statements and reservations of rights not consensually resolved or withdrawn, unless otherwise indicated; and

(10)                            taken judicial notice of the papers and pleadings filed in the Chapter 11 Cases.

NOW, THEREFORE, it appearing to this Bankruptcy Court that notice of the Confirmation Hearing and the Sale Hearing and the opportunity for any party in interest to object to Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Bankruptcy Court hereby makes and issues the following Findings of Fact, Conclusions of Law, and Orders (the “Confirmation and Sale Order”):

I.                                         FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.                                    Jurisdiction and Venue.

1.                                       Venue in the Bankruptcy Court was proper as of the Petition Date pursuant to 28 U.S.C. §§1408 and 1409 and continues to be proper during the Chapter 11 Cases.  Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2).  The Bankruptcy Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334.  The Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

B.                                    Eligibility for Relief.

2.                                       The Debtors were and are entities eligible for relief under Bankruptcy Code section 109.

C.                                    Commencement and Joint Administration of the Chapter 11 Cases.

3.                                       On the Petition Date, each of the Debtors commenced a case under chapter 11 of the Bankruptcy Code.  By prior order of the Bankruptcy Court, the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015.  The Debtors have operated their businesses and managed their properties as debtors in possession pursuant to Bankruptcy Code sections 1107(a) and 1108.  No trustee or examiner has been appointed in the Chapter 11 Cases.

D.                                    Judicial Notice.

4.                                       The Bankruptcy Court takes judicial notice of (and deems admitted into evidence for Confirmation) the docket of the Chapter 11 Cases and all related adversary proceedings maintained by the clerk of the applicable court or its duly appointed agent, including all pleadings and other documents on file, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before the applicable court during the pendency of the Chapter 11 Cases.  Any resolutions of objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference.  All unresolved objections, statements, and reservations of rights are overruled on the merits.

E.                                      Burden of Proof.

5.                                       The Debtors, as proponents of the Plan, have met their burden of proving the elements of Bankruptcy Code sections 1129(a) and 1129(b) by a preponderance of the evidence, which is the applicable evidentiary standard for the Confirmation.  Further, the Debtors have proven the elements of Bankruptcy Code sections 1129(a) and 1129(b) by clear and convincing evidence.

F.                                      Solicitation Procedures Order.

6.                                       On November 10, 2009, this Bankruptcy Court entered the Solicitation Procedures Order, which, among other things: (a) approved the Disclosure Statement as containing adequate information within the meaning of Bankruptcy Code section 1125 and Bankruptcy Rule 3017; (b) fixed the Voting Record Date (as defined in the Solicitation Procedures Order); (c) fixed December 4, 2009,2 as the Voting Deadline for voting to accept or reject the Plan; (d) fixed December 9, 2009, as the deadline for objecting to the Plan; (e) fixed December 11, 2009, at 10:00 a.m., prevailing Central time, as the date and time for the commencement of the Confirmation Hearing; and (e) approved the form and method of notice of the Confirmation Hearing Notice set forth therein.

G.                                    Transmittal and Mailing of Materials; Notice.

7.                                       Due, adequate, and sufficient notice of the Bar Date(s), the Disclosure Statement, Plan, Plan Supplement, and Confirmation Hearing, together with all deadlines for voting on or objecting to the Plan, has been given to: (a) all known Holders of Claims and Interests; (b) parties that requested notice in accordance with Bankruptcy Rule 2002; (c) all counterparties to unexpired leases and executory contracts with the Debtors; and (d) all taxing authorities listed

2 The Pre-petition Lenders’ voting deadline was fixed as December 9, 2009.

on the Debtors’ Schedules or claims register, in substantial compliance with the Solicitation Procedures Order and Bankruptcy Rules 2002, 3017, and 3020, and no other or further notice is or shall be required.  Adequate and sufficient notice of the Confirmation Hearing, as continued from time to time, and other bar dates and hearings described in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules and Solicitation Procedures Order, and no other or further notice is or shall be required.

8.                                       The Debtors have also provided due and adequate notice of the Bar Date(s), the Disclosure Statement, the Plan, the Plan Supplement, and Confirmation Hearing, together with all deadlines for voting on or objecting to the Plan to unknown creditors and parties in interest.  The Debtors published the Confirmation Hearing Notice once in the national edition of The Wall Street Journal, in substantial compliance with the Solicitation Procedures Order and Bankruptcy Rule 2002(l), as evidenced by the Ostenson Affidavit.  The Debtors also published notice of the Bar Date(s) once in the national edition of The Wall Street Journal.

H.                                    Solicitation.

9.                                       Votes for acceptance and rejection of the Plan were solicited in good faith and in compliance with Bankruptcy Code sections 1125 and 1126, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, the Solicitation Procedures Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws, and regulations.  Specifically, the solicitation materials approved by the Bankruptcy Court in the Solicitation Procedures Order (including the Disclosure Statement, Plan, Ballots, and Solicitation Procedures Order) were transmitted to and served on all Holders of Claims or Interests in Classes that were entitled to vote to accept or reject the Plan, as well as to other parties in interest in the Chapter 11 Cases, in compliance with Bankruptcy Code section 1125, the Solicitation Procedures Order, and the Bankruptcy Rules.  Such transmittal and service were adequate and sufficient, and no further notice is or shall be required.  In addition, Holders of Claims or Interests in Classes that were not entitled to vote to accept or reject the Plan were provided with certain non-voting materials approved by the Bankruptcy Court in compliance with the Solicitation Procedures Order.  The Debtors were excused from mailing solicitation materials to those entities to whom the Debtors mailed a notice regarding the hearing on the Disclosure Statement and received a notice that such notice was undeliverable.  If an entity changed its mailing address after the Petition Date, the burden was on such entity, not the Debtors, to advise Kurtzman Carson Consultants LLC (the “Claims Agent”) of the new address.  All procedures used to distribute solicitation materials to Holders of Claims and Interests were fair, and conducted in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and all other applicable rules, laws, and regulations.

I.                                         Voting Certification.

10.                                 Prior to the Confirmation Hearing, the Debtors filed the Voting Certification.  All procedures used to tabulate the Ballots were fair and conducted in accordance with the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and all other applicable rules, laws, and regulations.

11.                                 As evidenced by the Voting Certification, Creditors in Classes A4, B4, C4, E4 and F4 voted to accept the Plan (the “Accepting Classes”), and Creditors in Classes D4 voted to reject the Plan (the “Rejecting Classes”).  In addition, Creditors in Classes A1, B1, C1, D1, E1, and F1 (Priority Non-Tax Claims), A3, B3, C3, D3, E3, and F3 (Other Secured Claims) are Unimpaired and deemed to accept the Plan, and therefore, are not entitled to vote to accept or reject the Plan.  Creditors in Classes A5, B5, C5, D5, E5 and F5 (Interests) (the “Rejecting Interest”) are Impaired and deemed to reject the Plan, and therefore, are not entitled to vote to accept or reject the Plan.

J.                                      Plan Supplement.

12.                                 Beginning on November 24, 2009, and continuing thereafter, the Debtors filed certain components of the Plan Supplement.  The Plan Supplement complies with the terms of the Plan, and the filing and notice of such documents was good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order, and no other or further notice is or shall be required.  The Debtors are authorized to modify the Plan Supplement following entry of the Confirmation and Sale Order in accordance with the terms of the Plan.

K.                                    Modifications to the Plan.

13.                                 Subsequent to solicitation, the Debtors made certain non-material modifications to the Plan.  All modifications to the Plan since the entry of the Solicitation Procedures Order are consistent with all of the provisions of the Bankruptcy Code and the Bankruptcy Rules, including, but not limited to, Bankruptcy Code sections 1122, 1123, 1125, and 1127, and Bankruptcy Rule 3019.  Except as provided for by law, contract, or prior order of the Bankruptcy Court, none of the modifications made since the commencement of solicitation adversely affects the treatment of any Holder of a Claim or Interest under the Plan.  Accordingly, pursuant to Bankruptcy Code section 1127(a), none of the modifications require additional disclosure under Bankruptcy Code section 1125 or re-solicitation of votes under Bankruptcy Code section 1126.

14.                                 Prior notice regarding the substance of any modifications to the Plan, coupled with the filing with the Bankruptcy Court of the Plan as modified, and the disclosure of the Plan modifications on the record at the Confirmation Hearing constitute due and sufficient notice of any and all of such modifications.

15.                                 In accordance with Bankruptcy Code section 1127 and Bankruptcy Rule 3019, all Holders of Claims who voted to accept the Plan or who are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan as modified by the Plan modifications.  No Holder of a Claim or Interest shall be permitted to change its vote as a consequence of the Plan modifications.  The modifications to the Plan are hereby approved, pursuant to Bankruptcy Code section 1127 and Bankruptcy Rule 3019.  The Plan as modified shall constitute the Plan submitted for Confirmation.

L.                                     Bankruptcy Rule 3016.

16.                               The Plan is dated and identifies the entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).  The filing of the Disclosure Statement with the clerk of the Bankruptcy Court satisfied Bankruptcy Rule 3016(b).

M.                                  Compliance with the Requirements of Bankruptcy Code Section 1129.

17.                               The Plan complies with all applicable provisions of Bankruptcy Code section 1129 as follows:

(a)                                  Section 1129(a)(1)—Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.

18.                               The Plan complies with all applicable provisions of the Bankruptcy Code as required by Bankruptcy Code section 1129(a)(1), including Bankruptcy Code sections 1122 and 1123.

i.                                         Section 1122 and 1123(a)(1)—Proper Classification.

19.                               The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code.  Pursuant to Bankruptcy Code sections 1122(a) and 1123(a)(1), Article III of the Plan provides for the separate classification of Claims and Interests into thirty Classes, based on differences in the legal nature or priority of such Claims and Interests (other than Administrative Claims, and Priority Tax Claims, which are addressed in Article II of the Plan, and which are not required to be designated as separate Classes pursuant to Bankruptcy Code section 1123(a)(1)).  Valid business, factual, and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan, the classifications were not done for any improper purpose, and the creation of such Classes does not unfairly discriminate between or among Holders of Claims or Interests.

20.                               As a result of the foregoing, the requirements of Bankruptcy Code sections 1122(a), 1122(b), and 1123(a)(1) have been satisfied.

ii.                                     Section 1123(a)(2)—Specification of Unimpaired Classes.

21.                               Article III of the Plan specifies that Claims in Classes A1, B1, C1, D1, E1, and F1 (Priority Non-Tax Claims), A3, B3, C3, D3, E3, and F3 (Other Secured Claims)  are Unimpaired under the Plan.  Additionally, Article II of the Plan specifies that Administrative Claims and Priority Tax Claims are Unimpaired, although these Claims are not classified under the Plan.  As a result thereof, the requirements of Bankruptcy Code section 1123(a)(2) have been satisfied.

iii.                                 Section 1123(a)(3)—Specification of Treatment of Impaired Classes.

22.                               Article III of the Plan specifies the treatment of each Impaired Class under the Plan, including Classes A5, B5, C5, D5, E5 and F5 (Interests).  As a result thereof, the requirements of Bankruptcy Code section 1123(a)(3) have been satisfied.

iv.                                    Section 1123(a)(4)—No Discrimination.

23.                               Pursuant to Bankruptcy Code section 1123(a)(4), Article III of the Plan uniformly provides for the same treatment of each Claim or Interest in a particular Class, as the case may be, unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest.  As a result thereof, the requirements of Bankruptcy Code section 1123(a)(4) have been satisfied.

v.             Section 1123(a)(5)—Additional Plan Provisions.

24.           Pursuant to Bankruptcy Code section 1123(a)(5), Article IV and various other provisions of the Plan specifically provide in detail adequate and proper means for the Plan’s implementation, including: (a) the sale of the Equity Interests in the Reorganized Subsidiaries to Mariner; (b) the creation of the Liquidating Trust and the transfer of the Gifted Amount from Mariner to the Liquidating Trust; (c) the continuation of the corporate existence of the Edge for the purpose of satisfying the Debtors’ obligations under the Plan and winding down the Debtors’ affairs; (d) the amendment of the certificates of incorporation, charter, and bylaws of the Debtors as required to be consistent with the provisions of the Plan and the Bankruptcy Code; (e) the cancellation of the Debtors’ old equity interests; and (f) the selection of the Liquidating Trustee.  Moreover, Reorganized Edge and the Liquidating Trust will have, immediately upon the Effective Date, sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the Plan.  As a result thereof, the requirements of Bankruptcy Code section 1123(a)(5) have been satisfied.

vi.            Section 1123(a)(6)—Voting Power of Equity Securities.

25.           The certificate of incorporation of Reorganized Edge and the certificates of incorporation of the Reorganized Subsidiaries will prohibit the issuance of non-voting equity securities, thereby satisfying Bankruptcy Code section 1123(a)(6).

vii.           Section 1123(a)(7)—Selection of Officers and Directors.

26.           Section 4.06 of the Plan describes the manner of selection of directors and officers of Reorganized Edge and the Reorganized Subsidiaries.  The selection of the initial directors and officers of Reorganized Edge and the Reorganized Subsidiaries was consistent with the interests of Holders of Claims and Interests and public policy.  As a result, the requirements of Bankruptcy Code section 1123(a)(7) have been satisfied.

viii.         Section 1123(b)—Discretionary Contents of the Plan.

27.           The Plan contains various provisions that may be construed as discretionary, but are not required for Confirmation under the Bankruptcy Code.  As set forth below, such discretionary provisions comply with Bankruptcy Code section 1123(b) and are not inconsistent in any way with the applicable provisions of the Bankruptcy Code.  Thus, Bankruptcy Code section 1123(b) is satisfied.

28.           Robert Ogel is hereby appointed as the Liquidating Trustee in accordance with Plan and the Plan Supplement.

•      Section 1123(b)(1)-(2)—Claims and Executory Contracts.

29.           Pursuant to Bankruptcy Code sections 1123(b)(1) and 1123(b)(2) respectively, Article III of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests, and Article VI of the Plan provides for the assumption, assumption and assignment, or rejection of the executory contracts and unexpired leases of the Debtors not previously assumed, assumed or assigned, or rejected pursuant to Bankruptcy Code section 365 and appropriate orders of the Bankruptcy Court; provided, however, that subject to the limitations set forth in the Plan, the Debtors shall be authorized to assume or reject executory contracts and unexpired leases identified in Article VI of the Plan and in the Plan Supplement.  Also, subject to the limitations set forth in the Plan, the Debtors shall be authorized to assume (and with respect to Edge assume and assign, in accordance with the terms of the Purchase and Sale Agreement) the executory contracts and unexpired leases indentified in the Plan Supplement (the “Assumed and Assigned Contracts”);3 provided, however, that pursuant to Section 7.6(b) of the Purchase and Sale Agreement, Mariner and/or the appropriate Reorganized Subsidiary is

3  Nothing in this Confirmation and Sale Order, the Plan or the Plan Supplement shall constitute an admission that any Assumed and Assigned Contract is an executory contract under applicable law.

authorized to remove any executory contract or unexpired lease from the Plan Supplement no later than ten (10) days after a Final Order (as defined in the Purchase and Sale Agreement) determining the Cure (as defined in the Purchase and Sale Agreement), or any request for adequate assurance of future performance.  Such removal shall be effected by the filing of a “Notice of Removal” on this Court’s docket and the service of same on (i) the non-Debtor counter parties to such contract; (ii) the Liquidating Trust; (iii) Union; and (iv) the office of the United States Trustee.

•      Section 1123(b)(3)—Release, Exculpation, Injunction, and Preservation of Claims Provisions.

30.           Releases by the Debtors.  The releases of claims and Causes of Action by the Debtors described in section 12.05(a) of the Plan pursuant to Bankruptcy Code section 1123(b)(3)(A) represent a valid exercise of the Debtors’ business judgment.  Pursuing any such claims against the Released Parties is not in the best interest of the Debtors, their Estates and parties in interest as the costs involved likely would outweigh any potential benefit from pursuing such claims.

31.           Releases by Holders of Claims and Interests.  The releases of Claims and Causes of Action by Holders of Claims and Interests described in section 12.05(b) of the Plan are an important aspect of the Plan.  Such releases by Holders of Claims and Interests provide for the release by Holders of Claims and Interests that vote in favor of the Plan, who abstain from voting and choose not to opt out of the releases, or who have otherwise consented to give a release, and are consensual.  The Ballots explicitly stated that a vote to accept the Plan or abstention from voting without opting out of the releases each constitutes an acceptance and assent to the releases set forth in the Plan.  Thus, those Holders of Claims and Interests voting to accept the Plan or abstaining from voting and choosing not to opt out of the releases were given due and adequate notice that they would be granting the releases by acting in such a manner; provided, however, that the foregoing shall not apply to Holders of Claims in Classes A1, B1, C1, D1, E1, F1, A3, B3, C3, D3, E3 and F3 and of Interests in Class A5.

32.           Injunction.  The injunction provisions set forth in sections 12.05(c), 12.05(f) and 12.07 of the Plan are necessary to preserve and enforce the releases granted by the Plan in section 12.05 of the Plan and are narrowly tailored to achieve that purpose; provided, however, that the foregoing shall not apply to Holders of Claims in Classes A1, B1, C1, D1, E1, F1, A3, B3, C3, D3, E3 and F3 and of Interests in Class A5.

33.           Exculpation.  The exculpation provisions set forth in section 12.06 of the Plan are appropriately tailored to protect the Exculpated Parties from inappropriate litigation and do not relieve any party of liability for gross negligence or willful misconduct.

34.           Thus, each of the release, indemnification, and exculpation provisions set forth in the Plan: (a) is within the jurisdiction of the Bankruptcy Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (b) is an essential means of implementing the Plan pursuant to Bankruptcy Code section 1123(a)(5); (c) is an integral element of the transactions incorporated into the Plan; (d) confers material benefits on, and is in the best interests of, the Debtors, their Estates, and their Creditors; (e) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to the Debtors; and (f) is consistent with Bankruptcy Code sections 105, 1123, 1129, and other applicable provisions of the Bankruptcy Code.  The record of the Confirmation Hearing and the Chapter 11 Cases is sufficient to support the release, exculpation, and injunction provisions contained in sections 12.05, 12.06 and 12.07 of the Plan.

35.           Preservation of Claims and Causes of Action.  Section 4.11 of the Plan appropriately provides for the preservation by the Debtors of the Causes of Action in accordance with Bankruptcy Code section 1123(b)(3)(B).  The provisions regarding Causes of Action in the Plan are appropriate and are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests.

(b)           Section 1129(a)(2)—Compliance of the Debtors With The Applicable Provisions of the Bankruptcy Code.

36.           The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by Bankruptcy Code section 1129(a)(2), including Bankruptcy Code sections 1123, 1125 and 1126 and Bankruptcy Rules 3017, 3018 and 3019.

37.           The Debtors and their respective present and former members, officers, directors, employees, advisors, attorneys, and agents did not solicit the acceptance or rejection of the Plan by any Holders of Claims or Interests prior to the approval and transmission of the Disclosure Statement.  Votes to accept or reject the Plan were only solicited by the Debtors and their agents after disclosure to Holders of Claims or Interests of adequate information as defined in Bankruptcy Code section 1125(a).

38.           The Debtors and their respective present and former members, partners, representatives, officers, directors, employees, advisors, attorneys, and agents have solicited and tabulated votes on the Plan and have participated in the activities described in Bankruptcy Code section 1125 fairly, in good faith within the meaning of Bankruptcy Code section 1125(e), and in a manner consistent with the applicable provisions of the Solicitation Procedures Order, the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations, and are entitled to the protections afforded by Bankruptcy Code section 1125(e) and the exculpation provisions set forth in section 12.06 of the Plan.

39.           The Debtors and their respective present and former members, officers, directors, employees, advisors, attorneys, and agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance, and distribution of recoveries under the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

(c)           Section 1129(a)(3)—Proposal of Plan in Good Faith.

40.           The Debtors have proposed the Plan in good faith and not by any means forbidden by law.  In determining that the Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation.  The Debtors’ good faith is evident from the facts and records of the Chapter 11 Cases, the Disclosure Statement and the hearing thereon, and the record of the Confirmation Hearing and other proceedings held in the Chapter 11 Cases.  The Plan is the product of arm’s-length negotiations between the Debtors and the Holders of various Claims and Interests.  The Plan itself, and the process leading to its formulation, provide independent evidence of the Debtors’ good faith, serve the public interest, and assure fair treatment of Holders of Claims and Interests.  Consistent with the overriding purpose of chapter 11, the Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize and emerge from bankruptcy with a capital structure that will allow them to satisfy their obligations with sufficient liquidity and capital resources.

(d)	Section 1129(a)(4)—Bankruptcy Court Approval of Certain Payments as Reasonable.

41.           The procedures set forth in the Plan for the Bankruptcy Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, satisfy the objectives of and are in compliance with Bankruptcy Code section 1129(a)(4).

(e)	Section 1129(a)(5)—Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency with the Interests of Creditors and Public Policy.

42.           The Plan complies with the requirements of Bankruptcy Code section 1129(a)(5) because the Debtors have disclosed (a) the identity and affiliations of proposed management of the Reorganized Debtors following Confirmation and (b) the identity of and nature of any compensation for any insider who will be employed or retained by the Reorganized Debtors, if any.  The method of appointment of directors and officers was consistent with the interests of Holders of Claims and Interests and public policy.

(f)	Section 1129(a)(6)—Approval of Rate Changes.

43.           The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and will not require governmental regulatory approval, therefore Bankruptcy Code section 1129(a)(6) is satisfied.

(g)	Section 1129(a)(7)—Best Interests of Holders of Claims and Interests.

44.           The liquidation analysis attached to the Disclosure Statement (the “Liquidation Analysis”) and the other evidence related thereto that was proffered or adduced at or prior to, or in affidavits in connection with, the Confirmation Hearing: (a) are reasonable, persuasive, and credible; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that, with respect to each Impaired Class, each Holder of an Allowed Claim or Interest in such Class has voted to accept the Plan or will receive under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.  Thus, the Plan satisfies the “best interests of creditors test” set forth in Bankruptcy Code section 1129(a)(7).

(h)           Section 1129(a)(8)—Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Each Impaired Class.

45.           Classes A1, B1, C1, D1, E1, F1, A3, B3, C3, D3, E3, and F3 are each Classes of Unimpaired Claims that are conclusively presumed to have accepted the Plan under Bankruptcy Code section 1126(f).

46.           Because the Plan has not been accepted by the Rejecting Classes and Rejecting Interests, the Debtors sought Confirmation under Bankruptcy Code section 1129(b), rather than Bankruptcy Code section 1129(a)(8).  Thus, although Bankruptcy Code section 1129(a)(8) has not been satisfied with respect to the Rejecting Classes and the Rejecting Interests, the Plan is confirmable because the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes and the Rejecting Interests and thus satisfies Bankruptcy Code section 1129(b) with respect to such Classes as described further below.

(i)            Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Bankruptcy Code Section 507(a).

47.           The treatment of Allowed Administrative Claims, Allowed Priority Tax Claims, and Allowed Priority Non-Tax Claims under Articles II, III, and VII of the Plan satisfies the requirements of and complies in all respects with Bankruptcy Code section 1129(a)(9).

(j)            Section 1129(a)(10)—Acceptance By At Least One Impaired Class.

48.           As set forth in the Voting Certification, the Accepting Classes have voted to accept the Plan.  As such, there is at least one Class of Claims that is Impaired under the Plan and has accepted the Plan, determined without including any acceptance of the Plan by any insider, thus satisfying Bankruptcy Code section 1129(a)(10) in all respects.

(k)           Section 1129(a)(11)—Feasibility of the Plan.

49.           The Plan satisfies Bankruptcy Code section 1129(a)(11).  The evidence proffered or adduced at, or prior to, or in affidavits filed in connection with, the Confirmation Hearing: (a) is reasonable, persuasive, and credible; (b) has not been controverted by other evidence; (c) establishes that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of Reorganized Edge and the Reorganized Subsidiaries or any successor to Reorganized Edge and the Reorganized Subsidiaries under the Plan; and (d) establishes that Reorganized Edge and the Liquidating Trust will have sufficient funds available to meet their obligations under the Plan, thus satisfying the requirements of Bankruptcy Code section 1129(a)(11).

(l)            Section 1129(a)(12)—Payment of Bankruptcy Fees.

50.           Section 12.02 of the Plan provides that all fees payable pursuant to section 1930 of the United States Judicial Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in full, in Cash on or before the Effective Date.  The Plan therefore satisfies the requirements of Bankruptcy Code section 1129(a)(12).

(m)          Section 1129(a)(13)—Retiree Benefits.

51.           Bankruptcy Code section 1129(a)(13) requires a plan to provide for retiree benefits at levels established pursuant to Bankruptcy Code section 1114.  The Debtors have no retiree benefits, as defined in Bankruptcy Code section 1114 and, therefore, Bankruptcy Code section 1129(a)(13) is not applicable.

(n)           Section 1129(b)—Confirmation of Plan Over Nonacceptance of Impaired Class.

52.           Notwithstanding the fact that the Rejecting Classes and the Rejecting Interests have voted not to accept the Plan, the Plan may be confirmed pursuant to Bankruptcy Code section 1129(b)(1) because: (a) the Accepting Classes have voted to accept the Plan; and (b) the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes.  Thus, the Plan may be confirmed notwithstanding the Debtors’ failure to satisfy Bankruptcy Code section 1129(a)(8).  After entry of the Confirmation and Sale Order and upon the occurrence of the Effective Date, the Plan shall be binding upon the members of the Rejecting Classes.

53.           The Plan does not unfairly discriminate because members within each Class are treated similarly.  Accordingly, the Plan does not discriminate unfairly in respect to the Rejecting Classes or any other Class of Claims or Interests.

54.           To determine whether a plan is “fair and equitable” with respect to a Class of unsecured claims, Bankruptcy Code section 1129(b)(2)(B)(ii) provides that “the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property, except that in a case in which the debtor is an individual, the debtor may retain property included in the estate under section 1115, subject to the requirements of subsection (a)(14) of this section.”  There are no Classes junior to the Rejected Class of Claims that will receive any distribution under the Plan.  Therefore, the Plan is fair and equitable and satisfies the requirements of Bankruptcy Code section 1129(b).

55.           To determine whether a plan is “fair and equitable” with respect to a Class of Interests, Bankruptcy Code section 1129(b)(2)(C)(ii) provides that “the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.”  There are no Classes junior to the Rejecting Interests that will receive any distribution under the Plan.  Therefore the Plan is fair and equitable and satisfies the requirements of Bankruptcy Code section 1129(b).

(o)           Section 1129(c)—Only One Plan.

56.           Other than the Plan (including previous versions thereof), no other plan has been filed in the Chapter 11 Cases.  Accordingly, the requirements of Bankruptcy Code section 1129(c) have been satisfied.

(p)           Section 1129(d)—Principal Purpose of the Plan Is Not Avoidance of Taxes.

57.           No Governmental Unit has requested that the Bankruptcy Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.  As evidenced by its terms, the principal purpose of the Plan is not such avoidance.  Accordingly, the Plan satisfies the requirements of Bankruptcy Code section 1129(d).

N.            Satisfaction of Confirmation Requirements.

58.           Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in Bankruptcy Code section 1129.

O.            Good Faith.

59.           The Debtors and all of their respective members, officers, directors, agents, financial advisers, attorneys, employees, partners, affiliates, and representatives) have been, are, and will continue to act in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed by the Confirmation and Sale Order.

P.            Disclosure: Agreements and Other Documents.

60.           The Debtors have disclosed all material facts regarding: (a) the amended and restated Governance Documents, or similar constituent documents; (b) the selection of directors and officers for Reorganized Edge and the Reorganized Subsidiaries; (c) the distribution of Cash under the Plan; (d) the issuance of the New Edge Stock; (e) the adoption, execution, and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of Reorganized Edge and the Reorganized Subsidiaries; and (f) the adoption, execution, and delivery of all contracts, leases, instruments, releases, indentures, and other agreements related to any of the foregoing.

Q.            Transfers by Debtors; Vesting of Assets.

61.           All transfers of property of the Debtors’ estates shall be free and clear of all Liens, charges, Claims, encumbrances, and other interests, except as expressly provided in the Plan.  Pursuant to Bankruptcy Code sections 1141(b) and (c), all property of each of the Debtors (excluding property that has been abandoned pursuant to the Plan or an order of the Bankruptcy Court or sold pursuant to an order of the Bankruptcy Court) shall vest in each respective Reorganized Debtor or its successors or assigns, as the case may be, free and clear of all Liens, charges, Claims, encumbrances, and other interests, except as expressly provided in the Plan.  Such vesting does not constitute a voidable transfer under the Bankruptcy Code or applicable nonbankruptcy law.

R.            Conditions to Confirmation.

62.           Entry of the Confirmation and Sale Order, in a form and substance acceptable to the Debtors shall satisfy the conditions to Confirmation set forth in section 8.01 of the Plan.

S.            Likelihood of Satisfaction of Conditions Precedent to Consummation.

63.           Each of the conditions precedent to Consummation, as set forth in Section 8.02 of the Plan, has been satisfied or waived in accordance with the provisions of the Plan, or is reasonably likely to be satisfied, provided, however, that no waiver of the conditions precedent to Consummation shall have occurred without the consent of Union and Mariner (as applicable).

T.            Implementation.

64.           All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents have been negotiated in good faith, at arm’s length, and are in the best interests of the Debtors and Reorganized Edge and the Reorganized Subsidiaries and shall, upon completion of documentation and execution be valid, binding, and enforceable documents and agreements not in conflict with any federal or state law.

U.            Sale Process.

(a)            Notice.

65.           Actual notice of the Bidding Procedures and Sale Motion, having been given to (i) counsel for the Pre-petition Agent; (ii) the United States Trustee for the Southern District of Texas; (iii) the Securities and Exchange Commission; (iv) the Internal Revenue Service; (v) all other applicable state and federal taxing authorities having jurisdiction Equity Interests; (vi) the United States Department of Justice; (vii) the United States Environmental Protection Agency and any applicable state environmental agency; (viii) the counterparties to each of the Assumed and Assigned Contracts (as defined in the Bidding Procedures and Sale Motion); (ix) all other parties known to the Debtors who have asserted or may assert liens, claims or interests (including, but not limited to, rights of first refusal, preferential rights of purchase, rights of consent, or charges or interests of any kind or nature that impose any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership) in or against any of the Equity Interests or Property; (x) the Debtors’ twenty (20) largest unsecured creditors; (xi) those other parties identified in section 7.4 of the Purchase and Sale Agreement; (xii) all parties that have requested special notice pursuant to Bankruptcy Rule 2002; and (xiii) all other entities known to have expressed an interest in a transaction with respect to all or part of the Equity Interests or Property (collectively, the “Notice Parties”), is sufficient in light of the circumstances and the nature of the relief requested in the Bidding Procedures and Sale Motion.

(b)           Good Cause.

66.           The Debtors have articulated good and sufficient reasons for this Court to grant the relief requested in the Bidding Procedures and Sale Motion regarding the sale process (the “Sale”), including without limitation, (i) approval of the sale of the Equity Interests to Mariner, and (ii) approval of the assumption and assignment of executory contracts and unexpired leases required by Mariner.

(c)            Sale Process.

67.           As demonstrated by evidence proffered or adduced, through a competitive sale process conducted in accordance with the Bidding Procedures, the Debtors afforded interested potential purchasers a full, fair and reasonable opportunity to qualify as bidders, participate in the Auction and submit their highest or otherwise best offer to purchase the Equity Interests.

68.           The Debtors, Mariner and their respective advisors have complied in all respects with the Bid Procedures Order.  The Debtors (i) considered all bids submitted on or before the Bid Deadline (as defined in the Bidding Procedures); (ii) negotiated with all bidders up to and including the Auction; and (iii) conducted the Auction in accordance with the Bidding Procedures.  The Auction was conducted in a manner that was reasonably certain to achieve the highest and best offer for the Equity Interests.

69.           At the conclusion of the Auction, the Debtors announced that they had determined that the offer submitted by Mariner was the highest and best offer, and that Mariner is the Prevailing Bidder in accordance with the Bid Procedures Order.  PGP submitted the second highest or otherwise best bid, and accordingly PGP is the Back-up Bidder and PGP’s deposit shall be held in accordance with the terms of the Bid Procedure Order.

(d)           Consummation of the Sale.

70.           Upon entry of this Confirmation and Sale Order, (i) the Debtors have full corporate power and authority to execute the necessary documents to effect the Sale, (ii) the Debtors have all of the corporate power and authority necessary to consummate the Sale with Mariner, (iii) the Debtors have taken all necessary corporate action necessary to authorize and approve the Sale, the applicable documents and the consummation by the Debtors of the transactions contemplated thereby, and (iv) no consents or approvals are required for the Debtors to consummate the Sale.

(e)            Exercise of the Debtors’ Business Judgment.

71.           The relief requested in the Bidding Procedures and Sale Motion (including, without limitation, the approval of the Sale of the Equity Interests pursuant to Bankruptcy Code sections 363 and 1123(b)) is a necessary and appropriate step toward enabling the Debtors to conclude their chapter 11 cases successfully, and it is in the best interests of the Debtors, their creditors, their estates and all other parties in interest in these cases.  In addition, a Sale of the Equity Interests is necessary to preserve and maximize value and avoid continuing losses to the Debtors’ estates.

72.           The Sale of the Equity Interests to Mariner and the simultaneous consummation of the Sale is a prerequisite to the Debtors’ ability to confirm and consummate the Plan.

73.           The Debtors have exercised sound business judgment in deciding to sell the Equity Interests to Mariner, including in light of the facts that (i) the bid submitted by Mariner constitutes the highest and best offer for the Equity Interests, as established by, among other things, the Auction; (ii) the Purchase and Sale Agreement and the closing of the transactions contemplated thereby will present the best opportunity to realize the highest value for the Equity Interests; and (iii) without the Sale, there will be continuing losses to the detriment of the Debtors’ estates, creditors and parties in interest.

74.           The Debtors have demonstrated both good, sufficient and sound business purpose and justification for the Sale, among other things:

•              Given these circumstances, Mariner is only willing to proceed with the Sale if the Sale is approved by the Bankruptcy Court and is able to close the Sale in a timely manner.

•              The Debtors have secured the highest or otherwise best offer for the Equity Interests by giving sufficient notice to interested parties regarding the Auction.  On October 5 and October 26, 2009, the Debtors mailed the Sale Notice to the Notice Parties.  In addition, on October 19, 2009, the Debtors published the Publication Notice in the national edition of The Wall Street Journal.

•              In response to the Debtors’ efforts, the Debtors received two bids.  Of such bids both were found to be Qualifying Bids in accordance with the Bid Procedures Order and eligible to participate in the Auction.

•              The purchase price and the other terms and conditions set forth in the Purchase and Sale Agreement represent a fair and reasonable purchase price and constitute the highest and best offer obtainable for the Equity Interests.  A sale of the Equity Interests at this time to Mariner preserves the value of the Equity Interests and maximizes the Debtors’ estates for the benefit of all constituencies.

•              Due cause exists for making this Order effective immediately based upon the financial condition of the Debtors’ estates and the other facts set forth in the Bidding Procedures and Sale Motion and adduced at the Sale Hearing.

(f)            Good Faith Regarding Sale.

75.           Mariner is not an “insider” or an “affiliate” of the Debtors as those terms are defined in Bankruptcy Code section 101.

76.           The Debtors and Mariner, including their agents and representatives, negotiated the Purchase and Sale Agreement and the other related documents in good faith, without collusion, and at arms’ length within the meaning of Bankruptcy Code section 363(m).  Mariner is a good faith purchaser under Bankruptcy Code section 363(m), and as such is entitled to the protections of Bankruptcy Code section 363(m).

77.           Neither the Debtors nor Mariner have engaged in any conduct that would cause or permit the Sale or the transactions contemplated thereby to be avoided or otherwise challenged under Bankruptcy Code section 363(n).

78.           The bid submitted by Mariner is the highest and best offer received by the Debtors after a period in which third parties had sufficient opportunity to seek information and enter into discussions or negotiations with the Debtors and their advisors concerning the Auction and the Bidding Procedures and Sale Motion.  The consideration offered by Mariner pursuant to and as a result of the Auction is fair and reasonable and constitutes fair and adequate consideration and reasonably equivalent value for the Equity Interests.

(g)           Sale Free and Clear.

79.           If the Debtors did not sell the Equity Interests free and clear of all encumbrances and interests, the Sale would be for a lower price and the interest of prospective bidders would be diminished.  Mariner would not have submitted a bid and would not consummate the Sale or the transactions contemplated by the Sale, thus adversely affecting the Debtors, their estates and their creditors, if the Sale were not free and clear of all Interests or Claims (as those terms are defined below), or if Mariner would, or in the future could, be liable for any of the Interests or Claims.

80.           The Debtors may sell the Equity Interests free and clear of all Interests or Claims because, in each case, one or more of the standards set forth in Bankruptcy Code sections 363(f)(1)-(5) and 1123(b) have been satisfied.  All holders of Interests or Claims that did not object to the Sale are deemed to have consented to the Sale, pursuant to Bankruptcy Code section 363(f)(2) and 1123(b).  In addition, all holders of Interests or Claims that did object fall within one or more of the other subsections of Bankruptcy Code sections 363(f) and 1123(b) and are adequately protected by having their Interests or Claims, if any, attach to the cash proceeds (the “Cash Proceeds”) of the Sale.

81.           The Sale is or will be a legal, valid and effective transfer of the Equity Interests to Mariner vesting Mariner with title to, and all other right, title and interest to the Equity Interests on the closing of the Sale free and clear of any Interests or Claims pursuant to Bankruptcy Code sections 105, 363(b), 363(f) and 1123(b).

(h)           Assumed and Assigned Contracts.

82.           The assumption by the Debtors of the Assumed and Assigned Contracts is integral to the Purchase and Sale Agreement and is in the best interests of the Debtors and their estates, creditors and other parties in interests, and represents the reasonable exercise of sound and prudent business judgment by the Debtors.  Further, the subsequent assignment of Assumed and Assigned Contracts by Edge to EPEC is in the best interests of the Debtors and their estates, creditors and other parties in interest, and represents the reasonable exercise of sound and prudent business judgment by the Debtors.

83.           The Debtors have provided adequate assurance of future performance under the Assumed and Assigned Contracts within the meaning of Bankruptcy Code section 365(b)(1)(C).

Further, for those Assumed and Assigned Contracts that Edge will assign to EPEC, EPEC and/or Mariner has provided adequate assurance of the applicable assuming entity’s future performance under Bankruptcy Code section 365(f)(2)(B).

(i)            Lara Energy, Inc. and Jubalee, Ltd.

84.           As evidenced by that certain Certificate of Service (Docket No. 124), on October 20, 2009, the Debtors provided Lara Energy, Inc. and Jubalee, Ltd. with the Cure Notice.  As set forth in the Cure Notice, parties objecting to the proposed cure amount set forth in the Cure Notice were required to respond on or before November 4, 2009.

85.           On November 24, 2009, the Debtors served that certain Supplemental Cure Notice.  The Supplemental Cure Notice provided, in part, that “any counterparty to a contract previously identified on the Notice of Debtors’ Intent to Assume and Assign Certain Unexpired Leases and Executory Contracts and Setting Forth the Cure Amounts (the “Prior Cure Notice”) is not entitled to object to the Cure Amounts set forth on the schedule attached to such Prior Cure Notice as the deadline for objecting to such Cure Amounts under the Prior Cure Notice has expired.”

86.           On December 9, 2009, Lara Energy, Inc. and Jubalee, Ltd. filed that certain Objection of Lara Energy, Inc. and Jubalee, Ltd. to Debtors’ Supplemental Notice of Debtors’ Intent to Assume and Assign Certain Unexpired Leases and Executory Contracts and Setting Forth the Cure Amounts (Docket No. 314) and that certain Objection of Lara Energy, Inc. and Jubalee, Ltd. to Debtors’ Plan of Reorganization (Docket No. 322) (collectively, the “Lara Objections”).

II.            ORDER

BASED ON THE FOREGOING FINDINGS OF FACT, IT IS THEREFORE ORDERED, ADJUDGED, AND DECREED THAT:

A.            Order.

87.           This Confirmation and Sale Order shall confirm the Plan and shall approve the Sale of the Equity Interests to Mariner, and the Debtors are authorized to undertake any and all actions necessary or appropriate to consummate the Sale.  A copy of the Plan and the Plan Supplement is attached hereto as Exhibit A.

B.            Objections.

88.           To the extent that any objections, reservations of rights, statements, or joinders to Confirmation have not been withdrawn, waived, or settled prior to entry of the Confirmation and Sale Order or otherwise resolved as stated on the record of the Confirmation Hearing, they are hereby overruled on the merits.

89.           Any objections to the relief requested in the Bidding Procedures and Sale Motion that have not been withdrawn, waived, or settled as announced to the Court at the Sale Hearing or by stipulation filed with the Court, are overruled except as otherwise set forth herein.

C.            Findings of Fact and Conclusions of Law.

90.           The findings of fact and the conclusions of law stated in this Confirmation and Sale Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to the proceeding by Bankruptcy Rule 9014.  To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and to the extent any conclusion of law shall be determined to be a finding of fact, it shall be so deemed.

D.            Confirmation of the Plan.

91.           The Plan and Plan Supplement (as such may be amended by the Confirmation and Sale Order or in accordance with the Plan) and each of their provisions are confirmed in each and every respect pursuant to Bankruptcy Code section 1129.  The documents contained in the Plan Supplement, and any amendments, modifications, and supplements thereto, and all documents and agreements related thereto (including all exhibits and attachments thereto and documents referred to in such papers), and the execution, delivery, and performance thereof by Reorganized Edge and the Reorganized Subsidiaries, are authorized and approved as finalized, executed, and delivered.  Without further order or authorization of the Bankruptcy Court, the Debtors, Reorganized Edge, the Reorganized Subsidiaries, and each of their successors are authorized and empowered to make all modifications to all documents included as part of the Plan Supplement that are consistent with the Plan.  As set forth in the Plan, once finalized and executed, the documents comprising the Plan Supplement and all other documents contemplated by the Plan shall constitute legal, valid, binding, and authorized obligations of the respective parties thereto, enforceable in accordance with their terms as of the Effective Date.

92.           The terms of the Plan, the Plan Supplement, and exhibits thereto are incorporated by reference into, and are an integral part of, the Confirmation and Sale Order.  The terms of the Plan, the Plan Supplement, all exhibits thereto, and all other relevant and necessary documents, shall be effective and binding as of the Effective Date of the Plan.

E.                                      Plan Classification Controlling.

93.           The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the distributions to be made thereunder.  The classifications set forth on the Ballots tendered to or returned by the Holders of Claims or Interests in connection with voting on the Plan: (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Interests under the Plan for distribution purposes; (c) may not be relied upon by any Holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for distribution purposes; and

(d) shall not be binding on the Debtors, Reorganized Edge and the Reorganized Subsidiaries except for voting purposes.

F.                                      The Discharge, Releases, Injunction, Exculpation, and Related Provisions Under the Plan.

94.           The following discharge, releases, injunctions, exculpations, and related provisions set forth in sections 12.05 and 12.06 of the Plan are hereby approved and authorized in their entirety:

(a)                                  Discharge of Liabilities.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or this Confirmation and Sale Order, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in Bankruptcy Code sections 502(g), 502(h), or 502(i), in each case whether or not:  (a) a Proof of Claim or Interest based upon such debt, right, Claim, or Interest is Filed or deemed Filed pursuant to Bankruptcy Code section 501; (b) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to Bankruptcy Code section 502; or (c) the Holder of such a Claim or Interest has accepted the Plan.  Subject to the terms of the Plan and this Confirmation and sale order, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the Filing of the Chapter 11 Cases shall be deemed satisfied on the Effective Date.  Subject to the terms of the Plan, this Confirmation and Sale Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.  Subject to the terms of the Plan, this Confirmation and Sale Order shall be a judicial determination of discharge of all liabilities of the Debtors, their Estates, Reorganized Edge, the Reorganized Subsidiaries and all successors thereto.  As provided in Bankruptcy Code section 524, subject to the terms of the Plan, such discharge shall void any judgment against the Debtors, their Estates, Reorganized Edge, the Reorganized Subsidiaries or any successors thereto at any time obtained to the extent it relates to a Claim or Interest discharged, and operates as an injunction against the prosecution of any action against Reorganized Edge, the Reorganized Subsidiaries or their respective property and assets to the extent it relates to a discharged Claim or Interest.

(b)                                  Releases by Debtors and Estates

Except as otherwise expressly provided in the Plan, the Purchase and Sale Agreement or this Confirmation and Sale Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each of the Debtors, the Reorganized Subsidiaries and Reorganized Edge on its own behalf and as representative of its respective Estate, and each of its respective Related Persons, shall, and shall be deemed to, completely and forever release, waive, void, extinguish and discharge unconditionally, each and all of the Released Parties of and from any and all Claims, Causes of Action (including any Avoidance Actions), any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever, and any and all Interests or other rights of a Holder of an equity security or other ownership interest, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to any of the Debtors, the Reorganized Subsidiaries, Reorganized Edge or their respective assets, property and Estates, the Chapter 11 Cases or the Plan, the Purchase and Sale Agreement, the Plan Support Agreement, the Disclosure Statement or the Transfer that may be asserted by or on behalf of any of the Debtors, the Reorganized Subsidiaries, Reorganized Edge or their respective Estates.

(c)                                  Releases by Holders of Claims and Interests

Except as otherwise expressly provided in the Plan, the Purchase and Sale Agreement or the Confirmation and Sale Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, cause of action or liability of any nature whatsoever, or any Interest, or other right of a Holder of an equity security or other ownership interest that is terminated, and each of its respective Related Persons, shall, and shall be deemed to, completely and forever release, waive, void, extinguish and discharge unconditionally each and all of the Released Parties of and from any and all Claims, any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), and any and all Interests or other rights of a Holder of an equity security or other ownership interest, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to any of the Debtors, Reorganized Edge, the Reorganized Subsidiaries or their respective assets, property and Estates, the Chapter 11 Cases or the Plan, the Purchase and Sale Agreement, the Plan Support Agreement, the Disclosure Statement or the Transfer; provided, however, that each Person that has submitted a Ballot may elect, by checking the appropriate box on its Ballot, not to grant with respect to such Person’s Claims and Interests the releases set forth in this Section 12.05 with respect to those Released Parties other than the Debtors, Reorganized Edge, the Reorganized Subsidiaries, Union, the Lenders and their respective predecessors, successors and assigns (whether by operation of law or otherwise); further provided, however, that nothing in this section shall be deemed to be a release of claims by the Holders of Claims in Classes A1, B1, C1, D1, E1, F1, A3, B3, C3, D3, E3 and F3 and of Interests in Class A5 unless such claim or interest holder has consensually released such claims.

(d)                                  Injunction Related to Releases

Except as provided in the Plan, the Purchase and Sale Agreement, or the Confirmation and Sale Order, as of the Effective Date, (i) all Persons that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, causes of action or liability of any nature whatsoever, or any Interest or other right of a Holder of an equity security or other ownership interest, relating to any of the Debtors, the Reorganized Subsidiaries or Reorganized Edge or any of their respective assets, property and Estates, that is released pursuant to this Section 12.05 of the Plan, (ii) all other parties in interest, and (iii) each of the Related Persons of each of the foregoing entities, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and of all Interests or other rights of a Holder of an equity security or other ownership interest:  (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching

(including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation owed to any Person discharged under this Section 12.05; and (v) commencing or continuing in any manner, in any place of any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation and Sale Order; provided, however, that the foregoing shall not apply to Holders of Claims in Classes A1, B1, C1, D1, E1, F1, A3, B3, C3, D3, E3 and F3 and of Interests in Class A5.

(e)                                  Supplemental Injunction

In order to supplement the injunctive effect of the discharge injunction, and pursuant to the exercise of the equitable jurisdiction and power of the Bankruptcy Court under Bankruptcy Code section 105(a), the Confirmation and Sale Order shall provide for the following injunctions to take effect as of the Effective Date.

Terms.  In order to preserve and promote the settlements contemplated by and provided for in the Plan, and to supplement, where necessary, the injunctive effect of the discharge as provided in Bankruptcy Code sections 1141 and 524 and as described in this Article, except as otherwise expressly provided in the Plan, the Purchase and Sale Agreement or the Confirmation and Sale Order, all Persons and any Person claiming by or through them, which have held or asserted, which currently hold or assert or which may hold or assert any Claims or any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities of any nature whatsoever, and all Interests, or other rights of a Holder of an equity security or other ownership interest, against any of the Released Parties based upon, attributable to, arising out of or relating to any Claim against or Interest in any of the Debtors, whenever and wherever arising or asserted, whether in the U.S. or anywhere else in the world, whether sounding in tort, contract, warranty or any other theory of law, equity or admiralty, shall be, and shall be deemed to be, permanently stayed, restrained and enjoined from taking any action against any of the Released Parties for the purpose of directly or indirectly collecting, recovering or receiving any payment or recovery with respect to any such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest, arising prior to the Effective Date (including prior to the Petition Date), including, but not limited to:

commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and all Interests, or other rights of a Holder of an equity security or other ownership interest, against any of the Released Parties or the assets or property of any Released Party;

enforcing, attaching, collecting or recovering, by any manner or means, any judgment, award, decree or order against any of the Released Parties or the assets or property of any Released Party with respect to any such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest;

creating, perfecting or enforcing any Lien of any kind against any of the Released Parties or the assets or property of any Released Party with respect to any such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest;

except as otherwise expressly provided in the Plan or the Confirmation and Sale Order, asserting, implementing or effectuating any setoff, right of subrogation, indemnity, contribution or recoupment of any kind against any obligation due to any of the Released Parties or against the property of any Released Party with respect to any such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest; and

taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan, the Plan Supplement or the Confirmation and Sale Order relating to such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest.

(f)                                    Exculpation

The Released Parties SHALL NOT BE LIABLE FOR ANY cause of action arising in connection with or out of the administration of the Chapter 11 Cases, the planning of the Chapter 11 Cases, the formulation, negotiation or implementation of the Plan, the solicitation of acceptances of the Plan, pursuit of Confirmation of the Plan, the Consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct as determined by a Final Order of the Bankruptcy Court.  All Holders of Claims and Interests are

enjoined from asserting or prosecuting any Claim or cause of action against any protected Person as to which such Released Party has been exculpated from liability pursuant to the preceding sentence; provided, however, that the foregoing shall not apply to Holders of Claims in Classes A1, B1, C1, D1, E1, F1, A3, B3, C3, D3, E3 and F3 and of Interests in Class A5.

(g)                                 Permanent Injunction

Except as otherwise expressly provided in the Plan, the Purchase and Sale Agreement or the Confirmation and Sale Order, all Persons who have held, hold or may hold Claims against, or Interests in, the Debtors are permanently enjoined, on and after the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest; (b) the enforcement, attachment, collection, or recovery by any manner or means of judgment, award, decree or order against any Released Party on account of any such Claim or Interest; (c) creating, perfecting, or enforcing any encumbrance of any kind against any Released Party or against the property or interests in property of such Released Party on account of any such Claim or Interest; and (d) asserting any right of setoff, recoupment or subrogation of any kind against any obligation due from any Released Party or against the property or interests in property of any Released Party on account of any such Claim or Interest.  The foregoing injunction will extend to successors of any Released Party and their respective property and interests in the property; provided, however, that the foregoing shall not apply to Holders of Claims in Classes A1, B1, C1, D1, E1, F1, A3, B3, C3, D3, E3 and F3 and of Interests in Class A5.

G.                                    Post-Confirmation Notices and Bar Dates.

(a)                                  Notice of Entry of the Confirmation and Sale Order

95.           In accordance with Bankruptcy Rules 2002 and 3020(c), within five business days of the date of entry of the Confirmation and Sale Order, the Debtors shall serve the notice of Confirmation by United States mail, first class postage prepaid to all parties having been served with the Confirmation Hearing Notice; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any entity to whom the Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such entity, or are otherwise aware, of that entity’s new address.  Mailing of the notice of Confirmation in the time and manner set forth in this paragraph shall be good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no other or further notice is necessary.

96.           The notice of Confirmation shall have the effect of an order of the Bankruptcy Court, shall constitute sufficient notice of the entry of the Confirmation and Sale Order to such filing and recording officers, and shall be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law.

(b)                                  Administrative Claims Bar Date.

97.           All holders of Administrative Claims including substantial contribution claims (but not including Professional Fee Claims, Administrative Ordinary Course Liabilities and Administrative Tax Claims), shall submit proofs of such Administrative Claims no later than forty-five (45) days after the Effective Date (the “Administrative Claims Bar Date”).  Holders who fail to submit a proof of Administrative Claim by the Administrative Claims Bar Date shall be forever barred from doing so.  Reorganized Edge and Union shall have forty-five (45) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.  Further, Mariner and/or the applicable Reorganized Subsidiary shall have forty-five (45) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to any Administrative Claims that could affect the Purchase Price (as defined in the Purchase and Sale Agreement), Properties of any Reorganized Subsidiary and/or the Equity Interests before a hearing for determination of allowance of such Administrative

Claims.  Mariner is hereby expressly authorized to join in any objection filed in response to any Administrative claims that could affect the Purchase Price (as defined in the Purchase and Sale Agreement), Properties of any Reorganized Subsidiaries and/or the Equity Interests.

(c)                                  Administrative Tax Claims

98.           All requests for payment of Administrative Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date, and for which no Bar Date has otherwise been previously established, must be Filed and served on Reorganized Edge, Union and any other party specifically requesting a copy in writing on or before the later of (a) thirty (30) days following the Effective Date; and (b) one hundred and twenty (120) days following the Filing of the tax return for such taxes for such tax year or period with the applicable governmental unit.  Any Holder of any such Claim that is required to File a request for payment of such taxes and does not File and properly serve such a claim by the applicable Bar Date shall be forever barred from asserting any such claim against the Debtors, Reorganized Edge, the Liquidating Trust or their property, regardless of whether any such Claim is deemed to arise prior to, on, or subsequent to the Effective Date.  Any interested party desiring to object to an Administrative Claim for taxes must File and serve its objection on counsel to the Debtors and the relevant taxing authority no later than ninety (90) days after the taxing authority Files and serves its application.

(d)                                  Professional Compensation

99.           All final requests for compensation or reimbursement of professional fees pursuant to Bankruptcy Code sections 327, 328, 330, 331, 363, 503(b) or 1103 for services rendered to or on behalf of the applicable Debtors prior to the Effective Date (other than substantial contribution claims under Bankruptcy Code section 503(b)(4)) must be Filed and served on Reorganized Edge and Union and their counsel no later than forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.  Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be Filed and served on the Debtors, Union and their counsel and the requesting Professional or other entity no later than forty-five (45) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

100.         Except as otherwise specifically provided in the Plan, from and after the Effective Date, Reorganized Edge shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses incurred by the Reorganized Edge in connection with those matters for which it remains in existence after the Effective Date pursuant to the Plan.  Upon the Effective Date, any requirement that Professionals comply with Bankruptcy Code sections 327 through 331 and 1103 in seeking retention or compensation for services rendered after such date shall terminate, and Reorganized Edge may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

H.                                    Exemption from Securities Laws

101.         Pursuant to Bankruptcy Code section 1125(e), the Debtors’ transmittal of the Plan solicitation materials as set forth herein, their solicitation of acceptances of the Plan, and the issuance and distribution of any Equity Interests issued pursuant to the Plan or the Purchase and Sale Agreement and the New Edge Stock are not and will not be governed by or subject to any otherwise applicable law, rule, or regulation governing the solicitation or acceptance of a plan of reorganization or the offer, issuance, sale, or purchase of securities.

102.         Pursuant to Rule 4-2, any Equity Interests issued pursuant to the Plan or the Purchase and Sale Agreement and the New Edge Stock shall be exempt from the registration requirements of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution or sale of securities.  Pursuant to and to the fullest extent permitted under Rule 4-2, the resale of any of the securities referenced herein shall be exempt from section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities.  All Equity Interests and the New Edge Stock issued pursuant to the Plan or the Purchase and Sale Agreement will be deemed issued as of the Effective Date regardless of the date actually distributed.

I.                                         Exemptions from Taxation.

103.         Pursuant to Bankruptcy Code section 1146(a), the issuance, transfer, or exchange of a security, or the making of delivery of an instrument of transfer, including any transfers effected pursuant to the Purchase and Sale Agreement or by mergers, provided under the Plan, from the Debtors to Mariner, Reorganized Edge or any other Person or Entity pursuant to the Plan or the Purchase and Sale Agreement, as applicable, may not be taxed under any law imposing a document recording tax, stamp tax, conveyance fee, intangibles or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the appropriate state or local governmental official or agents shall be, and hereby are, directed to forgo the collection of any such tax or governmental assessment and to accept for Filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

J.                                      Binding Effect.

104.         Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, all present and former Holders of Claims against and Interests in the Debtors, their respective successors and assigns (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan or herein, each entity acquiring property under the Plan, and any and all non-Debtor parties to executory contracts and unexpired leases with the Debtors.

105.         The rights, benefits, and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each entity.

K.                                    Retention of Jurisdiction.

106.         Pursuant to Article X of the Plan, the Bankruptcy Court retains exclusive jurisdiction after Confirmation over all matters arising out of, or related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law.

L.                                     References to Plan Provisions.

107.         The failure specifically to include or to refer to any particular article, section, or provision of the Plan, Plan Supplement, or any related document in the Confirmation and Sale Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Bankruptcy Court that the Plan and any related documents be confirmed in their entirety.

M.                                  Governing Law.

108.         Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Texas, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Reorganized Edge and the Reorganized Subsidiaries, as applicable, not incorporated in Texas shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

N.                                    Vesting of Assets.

109.         Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated therein (including the Purchase and Sale Agreement), on the Effective Date, all property in each Subsidiary’s Estate, all Causes of Action (other than Avoidance Actions) of the Subsidiaries, and any property acquired by any of the Reorganized Subsidiaries pursuant to the Plan or the Purchase and Sale Agreement shall vest in each of the respective Reorganized Subsidiaries, free and clear of all Liens, mortgages, security interests, conditional sales or other title retention agreements, pledges, Claims, liabilities, obligations, demands, guaranties, options, rights, contractual commitments, restrictions, judgments, demands, encumbrances (including, without limitation, claims or encumbrances (i) that purport to give to any party a right or option to effect any forfeiture, modification or termination of the Subsidiaries’ or Reorganized Subsidiaries’ interests in the assets or (ii) with respect to taxes, restrictions, rights of first refusal, preferential rights of purchase, non-governmental rights of consent, charges or interests of any kind or nature, if any, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership) and other interests.  On and after the Effective Date, each of the Debtors, the Reorganized Subsidiaries and Reorganized Edge may operate their businesses and may use, acquire, or dispose of property without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.  Without limiting any of the foregoing and except as provided in the Purchase and Sale Agreement, the Purchaser and the Reorganized Subsidiaries shall have no liability for Claims under the Plan.

O.                                   Effectiveness of All Actions.

110.         Except as set forth in the Plan, all actions authorized to be taken pursuant to the Plan shall be effective on, prior to, or after the Effective Date pursuant to the Confirmation and Sale Order, without further application to, or order of the Bankruptcy Court, or further action by the respective officers, directors, members, or stockholders of Reorganized Edge or the Reorganized Subsidiaries with the effect that such actions had been taken by unanimous action of such officers, directors, members, or stockholders.

P.                                     Approval of Consents.

111.         This Confirmation and Sale Order shall constitute all approvals and consents required, if any, by the laws, rules, and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto.

Q.                                   Changes to Plan and Plan Supplement.

112.         Subject to certain restrictions and requirements set forth in Bankruptcy Code section 1127 and Bankruptcy Rule 3019, the restrictions on modifications set forth in the Plan and the Purchase and Sale Agreement, each of the Debtors expressly reserves its respective rights to, or, with the consent of Union and Mariner (as necessary), to alter, amend, or modify materially the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation and Sale Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article IX of the Plan.  Entry of the Confirmation and Sale Order means that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to Bankruptcy Code section 1127(a) and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

R.                                    Ownership and Control.

113.         The Consummation of the Plan shall not constitute a change of ownership or change in control, as such terms are used in any statute, regulation, contract, or agreement, including, but not limited to, any employment, severance, or termination, or insurance agreements, in effect on the Effective Date and to which any of the Debtors is a party or under any applicable law of any applicable Governmental Unit.  Notwithstanding the foregoing, the Debtors, Reorganized Edge and the Reorganized Subsidiaries reserve the right to selectively waive this provision of the Plan.

S.                                     Effect of Conflict Between Plan and Confirmation and Sale Order.

114.         If there is any direct conflict between the terms of the Plan or the Plan Supplement and the terms of this Confirmation and Sale Order, the terms of the Confirmation and Sale Order shall control; provided, however, that to the extent that any provisions of this Confirmation and Sale Order that relates to the Sale is inconsistent with the terms of the Purchase and Sale Agreement, the Purchase and Sale Agreement shall govern.

T.                                     Authorization to Consummate.

115.         The Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation and Sale Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article VIII of the Plan.

U.                                     Approval of the Sale Documents and Actions Relating Thereto.

116.         Pursuant to Bankruptcy Code sections 363(b) and 1123(b), the Sale, the Purchase and Sale Agreement and other related sale documents and the transactions contemplated thereby are approved in all respects.

117.         Pursuant to Bankruptcy Code section 363(b) and 1123(b), the Debtors are hereby authorized and directed to sell the Equity Interests to Mariner, to consummate the Sale in accordance with and subject to the terms and conditions of the Purchase and Sale Agreement, and to convey title to, and to transfer and assign all right, title and interest (including common law rights) in and to the Equity Interests in accordance with and subject to the terms and conditions of the Purchase and Sale Agreement.

118.         The Debtors, their officers, employees and agents, and their successors (including, without limitation, any liquidating trustee, plan agent of similar person appointed under any chapter 11 plan filed in these cases) are authorized and directed to execute and deliver, and are empowered to perform under, consummate and implement, the Purchase and Sale Agreement together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Sale and to take all further actions as may be reasonably requested by Mariner for the purposes of assigning, transferring, granting, conveying and conferring to Mariner or reducing to possession, the Equity Interests, or as may be necessary or appropriate to the performance of the Debtors’ obligations as contemplated by the Purchase and Sale Agreement, or as may be necessary to effectuate the terms of this Confirmation and Sale Order.

V.                                    Transfer of the Equity Interests.

119.         Pursuant to Bankruptcy Code sections 363(b), 363(f) and 1123(b), upon the closing of the Sale, under the Purchase and Sale Agreement, title to the Equity Interests shall be transferred to Mariner free and clear of the following as of the Closing Date, as defined in the Purchase and Sale Agreement (collectively, the “Sale Interests and Claims):

•                  liens (including, without limitation, mechanics’, materialmens’ and other consensual and non-consensual liens and statutory liens), mortgages, restrictions, hypothecations, charges, indentures, loan agreements, instruments, leases, licenses, options, deeds of trust, security interests, conditional sale or other title retention agreements, pledges, judgments, demands, encumbrances, easements, servitudes;

•                  interests, obligations, liabilities, demands, guaranties, options, restrictions, contractual or other commitments;

•                  rights, including, without limitation, rights of first refusal, rights of offset, contract rights, recoupment rights, and rights of recovery;

•                  decrees of any court or foreign or domestic governmental entity (to the extent permitted by law);

•                  charges or restrictions of any kind or nature, including, without limitation, any restriction on the use, transfer, receipt of income or other exercise of any attributes of ownership of the Equity Interests, including, without limitation consent of any person or entity to assign or transfer any of the Equity Interests;

•                  debts arising in any way in connection with any agreements, acts or failures to act, of the Debtors or any of the Debtors’ predecessors or affiliates;

•                  claims (as that term is defined in the Bankruptcy Code), including claims for reimbursement, contribution claims, indemnity claims, exoneration claims, alter-ego claims, environmental claims (including claims that may be secured or entitled to priority under the Bankruptcy Code), tax claims, reclamation claims, and pending litigation claims; and

•                  matters of any kind and nature, in each instance for all of the foregoing, whether known or unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or noncontingent, liquidated or unliquidated, matured or unmatured, material or nonmaterial, disputed or undisputed, whether arising prior to or subsequent to the commencement of these bankruptcy cases, and whether imposed by agreement, understanding, law, equity or otherwise.

120.         All such Sale  Interests or Claims shall attach to the cash proceeds of the Sale in the order of their priority, with the same validity, force and effect that they now have as against the Equity Interests, subject to any claims and defenses that the Debtors may possess with respect thereto.  Following closing of the Sale, no holder of any Interest or Claim against the Debtors or in the Equity Interests shall interfere with Mariner’s title to or use and enjoyment of the Equity Interests based on or related to such Interest or Claim, or any actions that the Debtors may take in their chapter 11 cases, and all such Interests or Claims, if any, shall be and hereby are channeled, transferred and attached solely and exclusively to the Cash Proceeds in their order of priority.

121.         All persons and entities, including (without limitation) all holders of Sale Interests or Claims or other rights, debt security holders, equity security holders, governmental, tax and regulatory authorities, lenders and trade and other creditors, holding Sale Interests or Claims arising in any way in connection with any acts, or failure to act, of the Debtors or the Debtors’ predecessors or affiliates, claims (as that term is defined in the Bankruptcy Code), obligations, demands or guaranties, of any kind and nature against or in the Debtors or the Equity Interests (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or noncontingent, senior or subordinated), arising under or out of, in connection with or in any way relating to the Debtors, the Equity Interests, the operation of the Debtors’ businesses prior to closing, or the transfer of the Equity Interests to Mariner, hereby are, and will be, forever barred, estopped and permanently enjoined from asserting against Mariner, its successors or assigns, their property, including the Equity Interests, or any designee, such persons’ or entities’ Sale Interests or Claims.

122.         This Confirmation and Sale Order is and shall be effective as a determination that all Sale Interests or Claims, shall be, and hereby are, released with respect to the Debtors’ interest in the Equity Interests as of the closing of the Sale.  If any person or entity that has filed liens, financing statements, mortgages, mechanics’ liens, lis pendens or other documents or agreements evidencing Sale Interests or Claims against or in the Equity Interests shall not have delivered to the Debtors prior to the closing of the Sale, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, unconditional releases of all Interests or Claims that the person or entity has with respect to the Equity Interests, or otherwise (except as provided in the Confirmation and Sale Order with respect to the cash proceeds), Mariner is hereby authorized to execute and file such statements, instruments, releases and other documents on behalf and in the name of the person or entity with respect to the Equity Interests or Mariner may file, register or record a certified copy of the Confirmation and Sale Order in any place where such instruments would or could be filed, and such filing shall constitute conclusive evidence of the release of Sale Interests or Claims on the Equity Interests as of the closing of the Sale.

123.         This Confirmation and Sale Order is and shall be binding upon and govern the acts of all entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title, and each of the foregoing persons and entities is hereby directed to accept for filing any and all of the documents and instruments necessary and appropriate to consummate the transactions contemplated by the Purchase and Sale Agreement.

124.         This Confirmation and Sale Order constitutes authorization under all applicable versions of the Uniform Commercial Code (“UCC”) for the Debtors or Mariner to file UCC termination statements with respect to all security interests in or liens on the Equity Interests.

125.         The transactions contemplated by the Purchase and Sale Agreement and the execution, delivery and/or recordation of any and all documents or instruments necessary or desirable to consummate the transactions contemplated by the Purchase and Sale Agreement are exempt from the imposition and payment of all recording fees and taxes, stamp taxes, and/or sales, transfer or any other similar taxes, pursuant to Bankruptcy Code section 1146(a) because the Debtors will confirm a chapter 11 plan on or before a reasonable period after the closing of the Sale, and the Sale is necessary to such plan’s effectiveness.

126.         Upon the closing of the transactions contemplated by the Purchase and Sale Agreement, Mariner shall not be deemed to (i) be the successor or alter ego of the Debtors under doctrines of successor liability, alter ego or otherwise, (ii) have, de facto or otherwise, merged with or into the Debtors or (iii) be a mere continuation or substantial continuation of the Debtors or the enterprise(s) of the Debtors.

W.                                Executory Contracts and Leases

127.         Subject to, and at the time of, the closing under the Purchase and Sale Agreement, the Debtors or the Reorganized Debtors as applicable are authorized to assume and/or to assume and assign the Assumed and Assigned Contracts identified in the Plan Supplement pursuant to Bankruptcy Code section 365(a) and (b); provided, however, that as announced during the confirmation Hearing, any contracts or leases listed in the Plan Supplement under which Hilcorp Energy Company or Environmental Systems Research Institute, Inc. are the counterparty, shall not be assumed by the Reorganized Subsidiaries, instead such contracts or leases with Hilcorp Energy Company shall be rejected and such contracts or leases with Environmental Systems Research Institute, Inc. shall be assumed by Reorganized Edge.  Edge is authorized to assign its Assumed and Assigned Contracts set forth on the Plan Supplement to EPEC pursuant to Bankruptcy Code section 365(f).  Further, Edge is authorized to assume the other executory contracts and unexpired leases identified in Article VI of the Plan.  On the Effective Date, and to the extent permitted by applicable law, all of the Debtors’ executory contracts and unexpired leases are hereby deemed rejected unless any of such executory contracts and unexpired leases:  (i) are being assumed pursuant to the Plan; (ii) are the subject of a motion to assume Filed on or before the Confirmation Date; or (iii) have been previously rejected or assumed.

128.         The Cure Amount set forth in (i) the Cure Notice or the Supplemental Cure Notice approved pursuant to the Bid Procedures Order, or (ii) with respect to any Cure Amounts owed to Pure and Chisos (as defined below) only, any separate order of this Court that resolves an objection of Pure and Chisos to the Cure Notice or to the Supplemental Cure Notice filed in accordance with the Bidding Procedures, is the Cure Amount necessary under Bankruptcy Code Bankruptcy Code sections 365(b)(1)(A) and (B) and 365(f)(2)(A) to cure all defaults and pay all actual pecuniary losses under the Assumed and Assigned Contracts.

129.         The payment of the Cure Amount (if any) shall (i) cure all defaults existing as of the Closing under the Purchase and Sale Agreement, (ii) compensate for any actual pecuniary loss to the non-debtor party resulting from such default, and (iii) together with the assumption of the Assumed and Assigned Contracts by the relevant Debtor, constitute adequate assurance of future performance.

130.         Upon the payment of any Cure Amount, (i) each Assumed and Assigned Contract shall constitute a valid and existing interest in the property subject to such Assumed and Assigned Contract, (ii) none of the Debtors’ or the Reorganized Debtors’ rights will have been released or waived under any such Assumed and Assigned Contract, (iii) such Assumed and Assigned Contract shall remain in full force and effect, and (iv) no default shall exist under the Assumed and Assigned Contracts, nor shall there exist any event or condition which, with the passage of time or the giving of notice (or both), would constitute such a default.

131.         Pursuant to Section 7.6(b) of the Purchase and Sale Agreement, Mariner and/or the appropriate Reorganized Subsidiary is authorized to remove any Assumed and Assigned Contract identified in the Plan Supplement no later than ten (10) days after a Final Order (as defined in the Purchase and Sale Agreement) determining the Cure (as defined in the Purchase and Sale Agreement), or any request for adequate assurance of future performance.  Such removal shall be effected by the filing of a “Notice of Removal” on this Court’s docket and the service of same on (i) the non-Debtor counter parties to such contract; (ii) the Liquidating Trust; (iii) Union; and (iv) the office of the United States Trustee.

132.         Except as otherwise provided in the Purchase and Sale Agreement, pursuant to Bankruptcy Code sections 105(a), 363 and 365, all non-debtor parties to the Assumed and Assigned Contracts are forever barred and enjoined from raising or asserting against the Debtors, Mariner or the Reorganized Debtors any assignment fee claim, default, breach or claim or pecuniary loss, or condition to assignment, arising under or related to the Assumed and Assigned Contracts existing as of the closing or arising by reason of the closing.

133.         Any provision in any Assumed and Assigned Contract that prohibits or conditions the assignment or allows the non-debtor party to such contract to terminate, recapture, impose any penalty, condition or renewal or extension, or to modify any term or condition upon assignment, constitutes an unenforceable anti-assignment provision that is void and of no force and effect.  All requirements and conditions under Bankruptcy Code section 365 for the assumption and assignment of the Assumed and Assigned Contracts have been satisfied.  Upon closing, in accordance with Bankruptcy Code section 365, EPEC shall be fully and irrevocably vested with all rights, title and interest under the applicable Assumed and Assigned Contracts that have been assigned to EPEC.

134.         The Confidentiality Agreement between Mariner and the Debtors dated October 22, 2009, shall terminate as of the Closing, as set forth in the Purchase and Sale Agreement.

X.            Release

135.         Except for the enumerated obligations of the Debtors under the Purchase and Sale Agreement, effective as of the closing of the transactions contemplated thereby, Mariner and its affiliates, to the extent permitted by applicable law, are hereby deemed to have irrevocably and unconditionally released, remised, and forever discharged the Debtors and their affiliates, and their respective past, present and future shareholders, members, board of directors and/or supervisors, managers, officers, employees, agents, representatives and advisors from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest or causes of action whatsoever at law or in equity, known or unknown, which Mariner and its affiliates might now or subsequently may have, based on, relating to or arising out of the Purchase and Sale Agreement, the transactions contemplated thereby, the ownership, use or operation of the Equity Interests or any properties of the Debtors or the condition, quality, status or nature of the Equity Interests or any properties of the Debtors, including rights to contribution under Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Mariner or any of its affiliates.

136.         Except for the enumerated obligations of Mariner and any permitted assignee(s) under the Purchase and Sale Agreement, effective as of the closing of the transactions contemplated thereby, the Debtors and their affiliates (on behalf of themselves and their estates), to the extent permitted by applicable law, are each hereby deemed to have irrevocably and unconditionally released, remised, and forever discharged Mariner and its affiliates, and their respective past, present and future shareholders, members, board of directors and/or supervisors, managers, officers, employees, agents, representatives and advisors from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest or causes of action whatsoever at law or in equity, known or unknown, which Mariner and its affiliates might now or subsequently may have, based on, relating to or arising out of the Purchase and Sale Agreement, the transactions contemplated thereby, the ownership, use or operation of the Equity Interests or any properties of the Debtors or the condition, quality, status or nature of the Equity Interests or any properties of the Debtors, including rights to contribution under CERCLA, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by the Debtors or their affiliates.

Y.            Miscellaneous Provisions

137.         The consideration provided by Mariner for the Equity Interests under the Purchase and Sale Agreement is hereby deemed to constitute reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States or any state, territory or possession thereof or the District of Columbia

138.         Upon closing of the Sale, this Confirmation and Sale Order shall be construed and shall constitute for any and all purposes a full and complete assignment, conveyance and transfer of title to and all other right, title and interest in all of the Equity Interests and a bill of sale transferring good and valid title in such Equity Interests to Mariner pursuant to the terms of the Purchase and Sale Agreement.

139.         This Confirmation and Sale Order and the Purchase and Sale Agreement (i) shall be binding in all respects upon all creditors (whether known or unknown) of the Debtors, any affected third parties, including (without limitation) all persons asserting a Claim or Interest relating to or in the Equity Interests, all successors and assigns of Mariner, the Debtors and their affiliates and subsidiaries and any subsequent trustee or other fiduciary appointed in the Debtors’ chapter 11 cases or upon a conversion to chapter 7 under the Bankruptcy Code, and (ii) shall not be subject to rejection.

140.         The Purchase and Sale Agreement and any related agreements, documents or other instruments may be modified, amended or supplemented by the parties thereto, in accordance with the terms thereof without further order of the Court, provided that any such modification, amendment or supplement does not have a material adverse effect on the Debtors’ estates.

141.         Pursuant to the Bidding Procedures, the Back-up Bidder is directed to keep its bid open for acceptance by the Debtors until earlier of 5:00 p.m. (prevailing Central Time) on the date that is (i) twenty (20) days after the date of the Sale Hearing or (ii) the closing of the Sale with Mariner, provided, however, that such offer shall not remain open for a period longer than the period specified in section 17.1.3(a) of the Purchase and Sale Agreement.  If the Sale to Mariner does not close through no fault of the Debtors, the Debtors are authorized to consummate the Sale with the Back-up Bidder, and if the Sale is consummated with the Back-up Bidder, then the Back-up Bidder shall be entitled to all of the findings and protections of this Order provided to Mariner.

142.         This Court shall retain jurisdiction to, among other things, interpret, implement, and enforce the terms and provisions of this Order and the Purchase and Sale Agreement and each of the agreements executed in connection with the Purchase and Sale Agreement to which the Debtors are a party, and to adjudicate any and all disputes concerning or relating in any way to the Sale.

143.         Notwithstanding Bankruptcy Rules 6004(g) and 6006(d), this Confirmation and Sale Order shall be effective and enforceable immediately upon entry.

Z.            Clarification of Certain Plan Provisions.

144.         Subject to the terms and provisions of the Plan and  the  Purchase and Sale Agreement, the Debtors, the Purchaser and the Liquidating Trustee are authorized and directed to make all transfers, payments and distributions contemplated under the Plan and Purchase and Sale Agreement.  Notwithstanding any other provision in the Plan or this Confirmation Order, to the extent the amounts  received or  to be received by Union under the Plan exceed the amount of the Union Secured Claim as Allowed in the Plan  under Classes A2, B2, C2, D2, E2 and F2, Union shall be entitled  additionally to charge and collect all  interest, fees ,  expenses  or other obligations now or hereafter (pre- or post-confirmation) owed, payable  or accrued  to Union under the Credit Agreement  or any related document,  and after payment in full  to Union of any such interest , fees, expenses  or obligations, any remaining amounts which Union would have otherwise received under the Plan shall be distributed to the other Allowed Claims in the order of priority established by the Bankruptcy Code.

AA.         Provisions Resolving Objections or Comments to the Plan or Sale.

(a)           Mestena’s Limited Objection to Debtors Intent to Assume and Assign Executory Contracts (Docket No. 180).

145.         For the avoidance of doubt, the assumption and assignment of the joint operating agreements between Mestena Operating, L.L.C., successor-in-interest to Mestena Operating, Ltd., (“Mestena”) and the Debtors that are listed below is without prejudice to Mestena’s joint interest audit rights and rights to bill for charges that have accrued prior to assumption and assignment, but have not yet been billed, nor does this extinguish future contractual obligations, including but not limited to, future plugging and abandonment obligations.

Counterparty	Contract Type	Date
Mestena	Joint Operating Agreement	8/25/2000
Mestena	Joint Operating Agreement	3/21/2000
Mestena	Joint Operating Agreement	9/9/2002
Mestena	Joint Operating Agreement	9/27/2005
Mestena	Joint Operating Agreement	1/5/2001
Mestena	Joint Operating Agreement	9/9/2002
Mestena	Joint Operating Agreement	9/18/2000
Mestena unless Edge already operates in field	Joint Operating Agreement	2/4/2005

146.         Revenues on the above properties generally exceed expenses and Mestena nets the amounts due from Debtors from revenues. The billings Mestena sent on or about December 10, 2009 include the charges incurred by the joint account properties through October 31, 2009 (pending any lagging invoices).  Accordingly, joint interest expenses accruing on or after November 1, 2009 would still be outstanding as of the proposed December 31, 2009 closing date.

147.         Based on the foregoing acknowledgments, Mestena’s Limited Objection to Debtors Intent to Assume and Assign Executory Contracts (Docket No. 180) is WITHDRAWN.

(b)           Limited Objection of Manix Energy, Ltd., to Proposed Sale (Docket No. 232) and the Limited Objection of Chisos, Ltd. to Proposed Sale (Docket No. 248).

148.         The sale of the Equity Interests by the Debtors to Mariner shall not impair or otherwise affect any preferential rights of purchase, rights of first refusal or similar rights of third parties arising under any of the Assumed and Assigned Contracts.

149.         Based on the foregoing acknowledgment, the Limited Objection of Manix Energy, Ltd., to Proposed Sale (Docket No. 232) and the Limited Objection of Chisos, Ltd. to Proposed Sale (Docket No. 248) are WITHDRAWN.

(c)           Objection of Taxing Jurisdictions to the Joint Plan of Reorganization (Docket No. 330).

150.         The secured ad valorem tax claims for 2008 and 2009 owing to Brooks County, Dewitt County, Duval County, Edinburg CISD, Harris County, Jim Hogg Co. ISD, Jim Hogg County, Kenedy County, Liberty County, Live Oak CAD, Nueces County, Rio Grande City CISD, San Isidro ISD, South Texas College, South Texas ISD, Starr County, and/or Webb CISD (herein referred to as the “Tax Jurisdictions”) shall be paid in full by the Debtors in the amount specified on the tax rolls for the respective Tax Jurisdictions on the date of payment.  The 2009 secured ad valorem taxes shall be paid as ordinary course expenses, prior to their delinquency, without the necessity of any Tax Jurisdiction filing a claim or request for payment thereon.  All liens securing payment of the secured tax claims shall attach to the proceeds of the Sale of the Equity Interests until such time as said taxes are fully paid.  Default shall occur if the secured tax claims are not paid in full on or before January 31, 2010.  In the event of default, Tax Jurisdictions may proceed with the state law remedies for collection of all amounts due under state law pursuant to the Texas Property Tax Code without further Notice or order of this Court.

151.         Based on the foregoing statements and representations, Objection of Taxing Jurisdictions to the Joint Plan of Reorganization (Docket No. 330) is WITHDRAWN.

(d)           Seitel Data, Ltd.’s Response and Objection to Supplemental Notice of Debtors’ Intent to Assume and Assign Certain Unexpired Leases and Executory Contracts and Setting Forth the Cure Amounts (Docket No. 327).

152.         That certain 2D & 3D Onshore/Offshore Master Seismic Data Participation and Licensing Agreement dated December 16, 2007 by and between the Debtors and Seitel Data, Ltd., is license agreement is subject to the provisions of Sections 9.9 and Section 18.5 of the Purchase and Sale Agreement and schedule 5.1(d) thereto which provides that the assignment of such license shall not become effective unless and until the non-debtor counter party has consented, and Mariner has paid any costs associated with such transfer.

153.         Based on the foregoing statements and representations, Seitel Data, Ltd.’s Response and Objection to Supplemental Notice of Debtors’ Intent to Assume and Assign Certain Unexpired Leases and Executory Contracts and Setting Forth the Cure Amounts (Docket No. 327) is WITHDRAWN.

(e)           Texas Comptroller of Public Accounts’ Objection to Debtors’ First Amended Joint Plan of Reorganization (Docket No. 304).

154.          Notwithstanding anything in the Plan or this Confirmation and Sale Order to the contrary, but with respect to the Comptroller only, the Plan shall not release, discharge or exculpate any non-Debtor entity from any liability owed to the Comptroller for a tax debt, including interest and penalties on such tax.  This stipulation is not an admission by any party that such liability exists.

155.         Notwithstanding anything in the Plan or this Confirmation and Sale Order to the contrary, but with respect to the Comptroller only, the Plan shall not limit the Comptroller’s setoff rights under 11 U.S.C. § 553.  This stipulation is not an admission by any party that such setoff rights exist.

156.         With respect to the Debtors’ natural gas tax liabilities, the Debtors and/or the Reorganized Debtors retain all rights under Texas tax law to review, revise and amend the Debtors’ monthly tax returns to the same extent those rights existed prior to the Effective Date.  The Comptroller retains its rights to review the returns and deny the Debtors’ proposed revisions or amendments.  Any dispute over such revisions or amendments will be resolved in accordance with applicable Texas tax law.

157.         Based on the foregoing representations and statements, the Texas Comptroller of Public Accounts’ Objection to Debtors’ First Amended Joint Plan of Reorganization (Docket No. 304) is WITHDRAWN.

ix.            Objection of Lara Energy, Inc. and Jubalee, Ltd. to Debtors’ Supplemental Notice of Debtors’ Intent to Assume and Assign Certain Unexpired Leases and Executory Contracts and Setting Forth the Cure Amounts (Docket No. 314) and that certain Objection of Lara Energy, Inc. and Jubalee, Ltd. to Debtors’ Plan of Reorganization (Docket No. 322)

158.         Lara Energy, Inc. and Jubalee, Ltd. failed to timely object to the proposed cure amounts set forth in the Cure Notice.

159.         Based on the failure of the parties to timely object to the proposed cure amounts, the cure amounts for contracts or leases listed in the Plan Supplement with Lara Energy, Inc. and Juballe, Ltd. are shall be $0.00, which is consistent with the amount(s) set forth in the Cure Notice and the Lara Objections is OVERRULED.

x.             Limited Objection of Pure Energy Group, Inc., to Confirmation and to Cure Amounts Set Forth in Supplemental Notice of Debtors’ Intent to Assume and Assign Certain Contracts and Unexpired Leases (Docket No. 324); Limited Objection of Chisos, Ltd. to Debtors’ Supplemental Notice of Debtor’s Intent to Assume and Assign Certain Unexpired Leases and Executory Contracts and Setting Forth the Cure Amounts  (Docket No. 302); and Supplemental Limited Objection of Chisos, Ltd. to Debtors’ Supplemental Notice of Debtor’s Intent to Assume and Assign Certain Unexpired Leases and

Executory Contracts and Setting Forth the Cure Amounts (Docket No. 311)

160.         Notwithstanding anything contained in this Confirmation and Sale Order, the objections raised to Cure Amounts (which, for the avoidance of doubt, shall include both the monetary cost associated with curing the applicable contracts and the determination regarding ownership interests and allocation of revenue on a go-forward basis) raised by Pure Energy Group, Inc. (“Pure”) and Chisos, Ltd. (“Chisos) in those objections located at Docket Nos. 302, 311 and 324 (collectively, the “Pure/Chisos Cure Objections”) shall be determined either by agreement by the parties or by this Court.

161.         All parties have reserved all rights regarding the determination of the Cure Amount including, but not limited to, the Debtors’ (or Liquidating Trustee, as applicable) right to assert that Pure and/or Chisos failed to timely assert a cure claim and Mariner’s right to remove one or more of the executory contracts in question from the list of Assumed and Assigned Contracts in accordance with the terms of the Plan, the Plan Supplement, the Purchase and Sale Agreement and this Confirmation and Sale Order.

162.         The Debtors (or Liquidating Trustee, as applicable), Union, Mariner, Pure and Chisos have agreed to work in good faith to resolve the Pure/Chisos Cure Objections in an expedited matter.

163.         Pending the resolution of the Pure/Chisos Cure Objections, the Debtors (or the Liquidating Trustee, as applicable) shall reserve from distribution from the Administrative and Priority Claims Reserve (a) $87,746.01 to satisfy the Debtors’ alleged cure obligations to Pure with respect to the Turkey Track Well (as defined in the Limited Objection of Pure Energy Group, Inc., to Confirmation and to Cure Amounts Set Forth in Supplemental Notice of Debtors’ Intent to Assume and Assign Certain Contracts and Unexpired Leases (Docket No. 324) (the

“Pure Objection”); (b) $29,730.59 to satisfy the Debtors’ alleged cure obligations to Pure with respect o the Box Canyon Well (as defined in the Pure Objection) and (c) $275,180.00 to satisfy the Debtors’ alleged cure obligations to Chisos.

BB.         Final Confirmation and Sale Order.

164.         This Confirmation and Sale Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

IT IS SO ORDERED.

Dated: Corpus Christi, Texas
December 14, 2009	/s/ Richard S. Schmidt
HONORABLE RICHARD S. SCHMIDT
UNITED STATES BANKRUPTCY JUDGE